Exhibit 3

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: July 28, 2020

HELP/SYSTEMS, LLC

/s/ Kyle Hofmann
Name: Kyle Hofmann
Title: General Counsel

GRAIL MERGER SUB, INC.

/s/ Kyle Hofmann
Name: Kyle Hofmann
Title: Secretary